                                                                                        FOR IMMEDIATE RELEASE
                                                                                                    March 1, 2002

                                                                                                    Contact:
                                                                                                    John Woodlief
                                                                                                    Vice President - Finance
                                                                                                     704-372-5404

Ruddick Corporation Reports American & Efird
Manufacturing Consolidations

CHARLOTTE, N.C.-- March 1, 2002 -- Ruddick Corporation (NYSE:RDK) announced that it is consolidating manufacturing operations at its industrial sewing thread subsidiary, American & Efird (A&E). Business conditions for U.S. textile and apparel manufacturers deteriorated over the past year and many of A&E's customers have closed their U.S. operations or shifted their manufacturing requirements to foreign sources. As a result of the shift of manufacturing out of the U.S., increased imports from Asia and weak consumer spending, A&E decided to reduce its U.S. production capacity to meet current and projected demand.

Over the next 60 days, the industrial thread dyeing and finishing operations of the Gastonia Dyeing & Finishing Plant will be consolidated with the Mt. Holly Dyeing & Finishing Plant. The finished goods warehousing for both plants will be consolidated in the Gastonia facility. It is anticipated that the consolidation will result in the net loss of 98 jobs at both facilities. Severance arrangements will be made for all associates who continue working until released during the transition period and who are laid-off as a result of the consolidation.

"We regret having to take this action, but A&E is faced with extremely challenging business conditions in North America as imported apparel, especially from Asia continues to rise," said Thomas W. Dickson, President of Ruddick. Dickson added that "We will be working with all of the affected associates to place them in other A&E facilities where job openings exist as well as refer any who may be interested in current openings at Harris Teeter, Ruddick's supermarket subsidiary."

As a result of this consolidation, a pre-tax charge of approximately $8.0 million is expected to be recorded in the Company's second fiscal quarter ending March 31, 2002, primarily composed of a $7.5 million non-cash impaired asset charge and expected costs of severance. The earnings impact of this $4.9 million charge, after income tax benefit, for consolidated Ruddick Corporation is expected to reduce net income per diluted share by approximately $.11 per share.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company, the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; and changes in the Company's capital expenditures and store openings and closings.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

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